UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2006

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Benchmark Road, Avon, Colorado		81620
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(970) 845-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.  Entry into a Material Definitive Agreement.

On June 21, 2006, The Vail Corporation (“Vail”), a wholly-owned subsidiary of Vail Resorts, Inc. (the “Company”), and Jeffrey W. Jones, the Company’s Senior Executive Vice President and Chief Financial Officer, entered into a Housing Agreement (the “Housing Agreement”) to contribute to the purchase of Mr. Jones’ primary residence in connection with Mr. Jones’ employment and the relocation of the Company’s headquarters, following the satisfaction of the terms of a previously executed similar agreement by Mr. Jones and the sale of the residence purchased under that agreement in Eagle County, Colorado.

Pursuant to the Housing Agreement, Vail will invest up to 50% of the purchase price, not to exceed $650,000, for the purchase of a primary residence for Mr. Jones and his family in the Denver/Boulder, Colorado area. Upon making the investment, Vail will hold a proportionate undivided ownership interest in such residence in an amount equal to the amount contributed by Vail divided by the total purchase price of the residence. Upon the earlier of the resale of the residence or the acquisition by Mr. Jones of the residence following termination of Mr. Jones’ employment with the Company, Vail is entitled to receive its proportionate share of the resale price, or fair value if purchased by Mr. Jones, of the residence, net of customary closing costs and less certain deductions for material home improvements.

The foregoing description of the Housing Agreement is qualified in its entirety by reference to the agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:
Exhibit No.	Description
10.1	Housing Agreement, dated as of June 21, 2006, between Jeffrey W. Jones and The Vail Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2006		Vail Resorts, Inc.

	By:	/s/ Jeffrey W. Jones
Jeffrey W. Jones
Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Housing Agreement, dated as of June 21, 2006, between Jeffrey W. Jones and The Vail Corporation.